Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Fidelity Asset Manager, Fidelity Asset Manager: Aggressive, Fidelity Asset Manager: Growth, Fidelity Asset Manager: Income, and Spartan Investment Grade Bond Fund, of Fidelity Charles Street Trust filed as part of this Post-Effective Amendment No. 75 to the Registration Statement (File Nos. 002-73133 and 811-03221) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A (File Nos. 002-73133 and 811-03221).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

Washington, DC

November 23, 2004